Exhibit 3.1

Amendment to the Amended and Restated Bylaws of Actuant Corporation

The following amendment to the Amended and Restated Bylaws of Actuant Corporation has been approved by the Board of Directors and is effective as of August 8, 2013:

1) The second sentence of Section 3.01 is hereby deleted in its entirety and replaced by the following: “The number of directors of the corporation shall be ten (10).”